Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of June 14, 2013, by and between Robert J. Gillette (“Executive”) and ServiceMaster Global Holdings, Inc., a Delaware corporation (“ServiceMaster” or the “Company”).

WHEREAS, ServiceMaster desires to employ Executive as the Chief Executive Officer (“CEO”) and President of ServiceMaster and as a member of ServiceMaster’s Board of Directors (the “Board”), and Executive desires to be employed by ServiceMaster in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, ServiceMaster and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.                                      Defined Terms.  Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.                                      Term.  ServiceMaster shall employ Executive, and Executive agrees to be employed by ServiceMaster, in each case, subject to the terms and conditions of this Agreement, for the period commencing on June 17, 2013 (the “Effective Date”) and continuing through and including the earliest of the effective date of Executive’s termination of employment (“Date of Termination”), the date of Executive’s death, and the third anniversary of the Effective Date (the “Term”); provided that the Term shall automatically be extended by one year effective upon the third anniversary of the Effective Date and each anniversary thereafter until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least sixty (60) days prior to the end of the initial Term or any extension thereof.

3.                                      Duties; Location of Performance.  Commencing on the Effective Date, continuing during the Term, and subject to the powers, authorities and responsibilities vested in the Board and committees of the Board, Executive shall (a) have the authorities and responsibilities consistent with his position as the CEO and President of ServiceMaster; (b)  report directly to the Board; (c) serve as a member of the Board; and (d) serve as CEO of The ServiceMaster Company, and, at a level commensurate with such position, as an officer or director of such other of the Company’s subsidiaries as may be requested by the Board from time to time.  All employees of ServiceMaster and its subsidiaries shall report to Executive or his designee.  Subject to any required business travel on behalf of the Company, Executive’s principal place of business will be at Service Master’s corporate offices in the greater Memphis, Tennessee metropolitan area.

4.                                      Obligations of ServiceMaster During the Term.  ServiceMaster shall provide the following to Executive during the Term:

(a)                     Salary.  ServiceMaster shall pay Executive a base salary (“Base Salary”) at an annual rate of at least $1,100,000, payable in accordance with the payroll practices of The ServiceMaster Company, a Delaware corporation and the primary operating subsidiary of ServiceMaster.  If Executive’s Base Salary is increased during the Term, it may not thereafter be decreased without the written consent of Executive.

(b)                     Signing Bonus.  Not later than the first payroll date following the Effective Date, Executive shall be paid a cash bonus of $1,000,000 (the “Signing Bonus”).  The Signing Bonus shall be subject to repayment as follows:  (i) if Executive voluntarily terminates his employment without Good Reason prior to the six-month anniversary of the Effective Date (the “Initial Period”), Executive shall repay the Signing Bonus to the Company within five business days following the Date of Termination; and (ii) if Executive voluntarily terminates his employment without Good Reason following the Initial Period but prior to the first anniversary of the Effective Date, Executive shall repay one-half of the Signing Bonus to the Company within five business days following the Date of Termination.  To the extent permitted by applicable law, the Company may offset any amounts owed pursuant to this Section 4(b) against any amounts payable to Executive by the Company or any of its affiliates at the time that any such repayment is due and owing (other than an amount that is nonqualified deferred compensation within the meaning of Section 409A of the Code).  The Signing Bonus shall not be considered an “annual bonus” for purposes of Section 6 of this Agreement.

(c)                      Annual Bonus.

(1)         Generally.  Executive shall be eligible to participate in The ServiceMaster Company’s Annual Bonus Plan (or any successor plan) in respect of each fiscal year of The ServiceMaster Company on at least the same terms and conditions as other executive officers of ServiceMaster and The ServiceMaster Company; provided that Executive’s annual bonus opportunity payable at achievement of “target” levels shall not less than 100 percent of Base Salary, it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with The ServiceMaster Company’s Annual Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”).  Any amount payable pursuant to this Section 4(c)(1) shall be paid when paid to other executive officers of ServiceMaster and

The ServiceMaster Company, but in no event later than March 15 of the year following the year in respect of which it was earned.

(2)         2013 Performance Year.  Notwithstanding Section 4(c)(1), in no event shall Executive’s annual bonus for the 2013 performance year be less than $1,100,000 multiplied by a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2013 and the denominator of which is 365.

(d)                     Benefits.  Executive shall be entitled to those employee benefits and perquisites which The ServiceMaster Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs.  The Benefits shall include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, four weeks of paid annual vacation, participation in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), participation in the Company’s deferred compensation plan and such other benefits, as the Board or Compensation Committee may determine from time to time.

(e)                      Automobile Allowance.  Executive shall be entitled to an automobile allowance of $15,000 per year, payable in accordance with Company policy.

(f)                       Corporate Aircraft.  The Company will bear the full cost for up to 50 hours of the Executive’s personal use of the ServiceMaster aircraft per calendar year, including the cost of landing fees, but excluding any taxes imputed to the Executive.  Business use of the ServiceMaster aircraft will take precedence over the Executive’s personal use.

(g)                      Reimbursement of Other Expenses; Relocation.  Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of ServiceMaster and The ServiceMaster Company.  Executive shall also qualify for The ServiceMaster Company’s relocation program and shall be provided with reimbursement of his relocation expenses, including a tax gross-up for reimbursed relocation expenses, in accordance with the terms and conditions of that program.

5.                                      Equity-Based Compensation.  Executive shall be granted the following equity-based compensation:

(a)                     Share Purchase.

(1)         Initial Investment.  Within sixty (60) days following the Effective Date, the Company shall sell, and Executive shall purchase, an aggregate amount of $1,500,000 of shares of the common stock of the Company, par value $.01 per share (the “Common Stock”) at the then-current fair market value as determined by the Compensation Committee (the “Fair Market Value”; such initial Fair Market Value, the “Initial Per Share Price”; and the shares so purchased, the “Initial Shares”) pursuant to the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).

(2)         Subsequent Purchases.  Executive may, in his discretion, elect to purchase additional shares of Common Stock from the Company at their then-current Fair Market Value (as most recently determined by the Compensation Committee) up to an aggregate purchase price of $1,500,000 (collectively, the “Additional Shares”).  If Executive elects to purchase some or all of the Additional Shares, the Company shall sell the Additional Shares to Executive.  The date or dates on which the purchase of the Additional Shares will occur will be as requested by Executive and approved by the Compensation Committee consistent with the Company’s customary quarterly procedures for determining Fair Market Value, except that the closing of any such purchases must occur prior to December 31, 2014.

(3)         Terms and Conditions.  The terms and conditions of Executive’s purchase of any shares of Common Stock pursuant to this Agreement shall be evidenced by a separate Employee Stock Subscription Agreement, substantially in the form attached hereto as Exhibit B, to be entered into between the Company and Executive (the “Employee Stock Subscription Agreement”), as supplemented by the terms and conditions of this Agreement.

(b)                     Restricted Stock Units.

(1)         Initial Investment.  Effective as of the closing of the purchase of the Initial Shares pursuant to Section 5(a)(1), the Company shall grant Executive 300,000 restricted stock units under the Stock Incentive Plan (the “RSUs”).  The RSUs shall vest, subject to Executive’s continued employment with the Company, in three annual installments at a rate of one-third per year on each of the first three anniversaries of the Effective Date and as otherwise provided in the RSU Agreement (as defined below).

(2)         Terms and Conditions. The terms and conditions of the RSUs (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit C, to be entered into between the Company and Executive (the “RSU Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan and Employee Stock Subscription Agreement.

(c)                      Matching Stock Options.

(1)         Initial Investment. Effective as of (and conditioned on) the closing of the purchase of the Initial Shares pursuant to Section 5(a)(1), the Company shall grant Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to five and one-half times the number of Initial Shares so purchased (the “Initial Matching Options”).  The Initial Matching Options will vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the Effective Date and as otherwise provided in the Employee Stock Option Agreement (as defined below).  The exercise price per share of Common Stock covered by the Initial Matching Options shall be equal to the Initial Per Share Price.

(2)         Subsequent Purchases.  Effective as of the closings of the purchase of any Additional Shares pursuant to Section 5(a)(2), the Company shall grant to Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to five and one-half times the number of Additional Shares so purchased (the “Additional Matching Options,” and along with the Initial Matching Options, the “Matching Options”).  The Additional Matching Options shall vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the purchase date of the related Additional Shares and as otherwise provided in the Employee Stock Option Agreement (as defined below).  The exercise price per share of Common Stock covered by the Additional Matching Options shall be equal to the purchase price per share of each such Additional Share.

(d)                     Employee Stock Option Agreement; Plans.  The terms and conditions of the Matching Options will be evidenced by a separate Employee Stock Option Agreement, substantially in the form attached hereto as Exhibit D, to be entered into between Executive and the Company at the time that such Options are granted (the “Employee Stock Option Agreement” and, together with the Employee Stock Subscription Agreement and RSU Agreement, the “Management Equity Agreements”) and will be subject to the terms and provisions of the Stock Incentive Plan and Employee Stock Subscription Agreement.

6.                                      Severance Benefits.

(a)                                 In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Section 6(i), shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)         Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)         (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) the bonus that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated,  pro rated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination (the “Pro Rata Bonus”); plus

(3)         continued payment of his monthly Base Salary, at the rate in effect immediately prior to the Date of Termination, for 24 months following the Date of Termination; plus

(4)         two times Executive’s average annual bonus paid or payable to Executive with respect to the two fiscal years immediately preceding the Date of Termination (provided that (i) if fewer than two annual bonus cycles have elapsed prior to the Date of Termination, then, as to any bonus cycle that has not elapsed, such average shall be calculated by using the target annual bonus for such year or years, and (ii) if the averaging period includes the 2013 fiscal year, and the bonus paid or payable to the Executive for such year has been pro rated due to Executive’s service for less than the full fiscal year, such proration shall be disregarded for purposes of this Section 6(a)(4)); plus

(5)         reimbursement of Executive’s expenses pursuant to Section 4(g).

(b)                                 In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of retirement, death or disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)         Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)         in the event Executive’s employment is terminated by reason of death, disability or retirement, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) a Pro Rata Bonus; plus

(3)         reimbursement of Executive’s expenses pursuant to Section 4(g).

(c)                                  Payment.  Subject to Section 14, (i) any amount payable pursuant to Section 6(a)(1) or 6(b)(1) above shall be paid in accordance with the payroll practices of The ServiceMaster Company; (ii) any amount payable pursuant to Section 6(a)(2) or 6(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of The ServiceMaster Company, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 6(a)(3) or 6(a)(4) shall be paid in equal monthly installments during the two-year period following the Date of Termination, except that all installments that would have been paid during the first 45 days following the Date of Termination shall be paid on the 45th day following the Date of Termination.  In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)                                 Continuation of Benefits.  In the event Executive is entitled to the severance benefits under Section 6(a), then (i) for 18 months following the Date of Termination, subject to Executive’s enrollment for COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (the “Monthly COBRA Premium Amount”), the Company will cause a monthly reimbursement to be made to Executive such that, after payment of applicable taxes, Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA coverage so elected as in effect immediately prior to the Date of Termination;

and (ii) if by the end of such 18-month period Executive and his covered dependents have not become covered by a plan of a subsequent employer offering the same type of benefits, then, for the shorter of (A) six months and (B) the end of the month in which Executive obtains such coverage from a subsequent employer, the Company will cause Executive to be paid a monthly amount such that, after payment of applicable taxes, Executive retains an amount of such payment equal to 100% of the Monthly COBRA Premium Amount.  In addition, in the event Executive is entitled to the severance benefits under Section 6(a), then for 24 months following the Date of Termination Executive shall continue to be eligible for Company-provided life insurance upon the same terms and otherwise to the same extent as such coverage is offered to the executive officers of ServiceMaster and The ServiceMaster Company, and The ServiceMaster Company and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared by the ServiceMaster Company and its executive officers.

(e)                                  Exclusive Severance.  Any amount paid pursuant to Section 6(a) or 6(b) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies.  Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f)                                   Equity-Based Compensation.  Each share of Common Stock and all RSUs and Options held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Management Equity Agreement and the Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(g)                                  PSRP.  Executive’s participation, if any, in the PSRP shall end as of the Date of Termination or date of death, if applicable.

(h)                                 Deferred Compensation Plan.  Executive’s participation, if any, in the ServiceMaster deferred compensation plan shall end as the Date of Termination or date of death, if applicable.  Any compensation previously deferred by Executive (together with any interest and earnings thereon) under the deferred compensation plan or any successor plan shall be paid or distributed in accordance with the terms of the plan and Executive’s elections under the plan.

(i)                                     Release.  Notwithstanding anything to the contrary in this Section 6, in the event the Company is obligated to make payments pursuant to Sections 6(a)(3), 6(a)(4), and 6(d), it shall be a condition to such payments that, within thirty (30) days following the Date of Termination, Executive enter into a general release of claims, containing the provisions attached hereto as Exhibit E and such other provisions as the parties may mutually agree, waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof.

(j)                                    Notice of Termination.  Each party shall provide the other party with thirty (30) days’ advance written notice of its intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason (each of which shall be subject to the time periods set forth in Exhibit A).

(k)                                 Effect of Non-Renewal of the Term by the Company.  Notice of nonrenewal by the Company shall be deemed a termination without Cause at the end of the Term.

7.                                      Covenants.

(a)                                 Non-Competition, Non-Solicitation and Confidentiality.  From and after the Effective Date and through and including the date that is two years after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)         directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with a business conducted by ServiceMaster or any subsidiary of ServiceMaster (a “Competitive Enterprise”), provided that the foregoing shall not prohibit (x) Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 7(a)(1) or (y) Executive’s providing services to either (A) a separate division or operating unit of a multi-divisional Competitive Enterprise if such division or operating unit is not competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster or (B) a Competitive Enterprise where the revenues derived from the divisions or operating units that, if standing alone, would be a Competitive Enterprise (I) account in the aggregate for less than 20% of the aggregate consolidated revenue of the entire Competitive Enterprise (or, if applicable, the portion of the Competitive Enterprise for which Executive is responsible (including, for the avoidance of doubt, subsidiary entities)) and (II) on a business unit by business unit basis are 35% or less than the revenue of the corresponding business unit of ServiceMaster (except that, for purpose of the clause (II), any

ServiceMaster business unit that accounts for 10% or less of the aggregate consolidated revenue of ServiceMaster shall be disregarded), in the case of each of (I) and (II) for the fiscal year prior to Executive’s commencement of employment therewith; or

(2)         directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 7(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; provided, that this Section 7(a)(2) shall not be violated by (i) general advertising or solicitation not specifically targeted at ServiceMaster related persons or entities or (ii) Executive serving as a reference, upon request.

(b)                                 The Executive agrees that, during the Executive’s employment with the Company and its subsidiaries and thereafter, other than in the good faith performance of his duties to the Company and its subsidiaries, the Executive will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques.  Notwithstanding the foregoing, Executive may disclose confidential information to the extent required by law, regulation or order of a regulatory body, in each case so long as the Executive gives the Company written notice of the disclosure as soon as practicable under the circumstances to enable the Company to seek a protective order, confidential treatment or other appropriate relief (except that notice to the Company need not be given during any period that such disclosure is prohibited by applicable law).  The Executive’s obligations under this Section are indefinite in term.

(c)                                  Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall reasonably cooperate with ServiceMaster in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster or its affiliates that relate to events or occurrences that transpired while Executive was employed by ServiceMaster.  Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times.  During and after Executive’s employment, Executive also shall reasonably cooperate with ServiceMaster or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster.  ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(b).

8.                                      Reimbursement of Executive Expenses.  The Company shall reimburse the Executive for reasonable legal fees incurred related to this Agreement.  Such reimbursement shall be made within thirty (30) days after the Executive provides an invoice for such services to the Company (which invoice shall be provided within sixty days following the Effective Date), but in any event no later than March 15 of the year following the year in which the fees are incurred.

9.                                      Indemnification.  During the Term and thereafter, the Company shall indemnify the Executive with respect to his services to the Company and its subsidiaries as an officer and director, including as a fiduciary of Company benefit plans, at levels not less than as provided in Article VI of the Bylaws of the Company in effect on the Effective Date.  In addition, (i) the Executive shall both during the Term and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and (ii) any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service shall cover Executive’s Service.

10.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

11.                               Notice.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to ServiceMaster, to ServiceMaster Global Holdings, Inc., c/o The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

12.                               Entire Agreement; Amendments.  Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13.                               Modification or Waiver.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14.                               Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

15.                               Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

16.                               Payments by Subsidiaries.  Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.                               Section 409A.  To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.  Any tax gross-up payment provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which such taxes are remitted by the Executive.

18.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ John Krenicki, Jr.
Name: John Krenicki, Jr.
Title: Interim Chief Executive Officer

EXECUTIVE

/s/ Robert J. Gillette
Robert J. Gillette

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)                                 “Cause” means:

(1)                                 a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)                                 the Executive’s indictment for, conviction of or pleading guilty or nolo contendere to a felony or misdemeanor involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)                                 any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has: (i) had ten (10) days’ written notice setting forth the reasons for ServiceMaster’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b)                                 “Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)                                  “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)                                 any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster,

(ii) Executive no longer reporting directly to the Board or (iii) any failure to re-elect Executive to serve as CEO of ServiceMaster; provided, however, that Good Reason shall not occur if the Board elects a non-executive Chairman, so long as Executive remains a member of the Board and continues to report directly to the Board;

(2)                                 a material reduction in Executive’s Base Salary or target annual bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter;

(3)                                 the failure of ServiceMaster to provide Executive with four weeks annual paid vacation;

(4)                                 a material change in the location of Executive’s location of work which will be at least more than 50 miles from ServiceMaster’s corporate offices as of the Effective Date; or

(5)                                 any action or inaction by ServiceMaster that constitutes a material breach of the terms of this Agreement.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within ninety (90) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment.  If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.

Exhibit B

Form of Employee Stock Subscription Agreement for Robert J. Gillette has been filed as Exhibit 10.2 of The ServiceMaster Company’s Current Report on Form 8-K, filed on June 18, 2013, which also includes this Employment Agreement.

Exhibit C

Form of Employee Restricted Stock Unit Agreement for Robert J. Gillette has been filed as Exhibit 10.3 of The ServiceMaster Company’s Current Report on Form 8-K, filed on June 18, 2013, which also includes this Employment Agreement.

Exhibit D

Form of Employee Stock Option Agreement for Robert J. Gillette has been filed as Exhibit 10.4 of The ServiceMaster Company’s Current Report on Form 8-K, filed on June 18, 2013, which also includes this Employment Agreement.

Exhibit E

Release Provisions

Release and Waiver of Claims.  In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of June 12, 2013, to which you and ServiceMaster Global Holdings, Inc. (the “Company”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge the Company and its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law.  This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002.  You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).

Limitation of Release:  Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date.  In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)  Any payment or benefit set forth in this Employment Agreement;

(b)  Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with Company policy;

(c)  Claims under the Management Equity Agreements (as defined in the Employment Agreement) in respect of vested Company equity held by Executive

(d)  Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)  Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)  Any claim that the Company has breached this release of claims; and

(g)  Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Return of ServiceMaster Property.  Not later than the Effective Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.